Exhibit 99.1

Kaleyra announces 1-for-3.5 Reverse Stock Split

Effective as of 12:01 am ET on March 9th

NEW YORK – March 9, 2023 – Kaleyra, Inc. (NYSE: KLR) (NYSE American: KLR WS) (“Kaleyra” or the “Company”), an enterprise Communication Platform as a Service (CPaaS) business, today announced the approved 1-for-3.5 reverse stock split of the Company’s issued and outstanding common stock is effective as of 12:01 am ET on March 9, 2023.

On March 6, 2023, Kaleyra, Inc. (the “Company”) announced that following shareholder approval at the Special Meeting of the stockholders held on February 14, 2023, the Company’s Board of Directors has approved a 1-for-3.5 reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”) effective upon the related Amendment to the Company’s Second Amended and Restated Certificate of Incorporation becoming effective pursuant to Delaware law. Beginning with the opening of trading on March 9, 2023, Kaleyra’s Common Stock will trade on the New York Stock Exchange on a split-adjusted basis under the new CUSIP number 483379202 and will continue to trade under the symbol “KLR.”

As a result of the Reverse Stock Split, every three and one-half (3.5) shares of Common Stock issued and outstanding will be converted into one (1) share of Common Stock. No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

The Reverse Stock Split will not reduce the number of authorized shares of Common Stock or change the par values of the Common Stock. The Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder’s ownership percentage of the Company’s shares of Common Stock (except to the extent that the Stock Split would result in some of the stockholders receiving an additional fractional share). All outstanding options, warrants, restricted stock units, and similar securities entitling their holders to receive or purchase shares of Common Stock will be adjusted as a result of the Reverse Stock Split, as required by the terms of each security.

Prior to the reverse split, Kaleyra has outstanding issued warrants to purchase a total of 5,440,662 shares of common stock, with each whole warrant being exercisable to purchase one share of common stock at $11.50 per share. After giving effect to the reverse split, these warrants are now exercisable for a total of approximately 1,554,475 shares of common stock with an exercise price of $40.25 per common share.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on January 9, 2023 which is available free of charge at the SEC’s website, www.sec.gov, and on the Company’s website at https://www.investors.kaleyra.com/.

About Kaleyra

Kaleyra, Inc. (NYSE: KLR) (NYSE American: KLR WS) is a global group providing mobile communication services to financial institutions, e-commerce players, OTTs, software companies, logistic enablers, healthcare providers, retailers, and other large organizations worldwide. Through its proprietary platform and robust APIs, Kaleyra manages multi-channel integrated communication services, consisting of messaging, rich messaging and instant messaging, video, push notifications, e-mail, voice services, and chatbots. Kaleyra’s technology makes it possible to safely and securely manage billions of messages monthly with over 1,600 operator connections in 190+ countries, including all tier-1 US carriers. For more information, please visit www.investors.kaleyra.com.

Kaleyra Contacts

Marketing Contacts:

Zephrin Lasker

Executive Vice President, Marketing & Strategic Alliances

zephrin.lasker@kaleyra.com

Lori Perkins

Senior Director – Marketing and Communications

lori.perkins@kaleyra.com

Investor Contacts:

Colin Gillis

Vice President of Investor Relations

colin.gillis@kaleyra.com

Shannon Devine or Mark Schwalenberg

MZ North America

203-741-8811

KLR@mzgroup.us